Exhibit 8.2

September 10, 2020

To:

Yum China Holdings, Inc. 百胜中国控股有限公司

6/F-16/F, Yum China Building

20 Tian Yao Qiao Road

Shanghai, China

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion with respect to PRC Laws (as defined below).

We have acted as the PRC legal advisor to Yum China Holdings, Inc. 百胜中国控股有限公司 (the “Company”) in connection with (i) the Company’s proposed global offering (the “Global Offering”) of an aggregate of 41,910,700 shares of par value US$0.01 of the Company, assuming no exercise of the over-allotment option granted by the Company to the International Underwriters and exercisable by the Joint Global Coordinators to purchase up to 6,286,600 additional Offer Shares; and (ii) the proposed listing of Offer Shares on the Main Board of the Stock Exchange of Hong Kong Limited (the “Listing”).

In connection with the Global Offering and the Listing, we have been asked to provide this opinion in connection with the Company’s registration statement on Form S-3, File No. 333-248449 (the “Registration Statement”), and the Company’s Prospectus, dated August 28, 2020, included therein (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated September 4, 2020 (together with the Base Prospectus, the “Prospectus”).

The opinion is rendered on the basis of PRC Laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. The PRC laws referred to herein are laws, regulations, statutes, rules, decrees, notices, their respective official interpretations and the supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date of this opinion (other than the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) (the “PRC Laws”).

Based on the foregoing and subject to the disclosures contained in the Prospectus, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Prospectus under the heading “Taxation — People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[Signature pages to follow]

SIGNATORY

Yours sincerely,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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